Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact: Roger L. Mann

Unizan Financial Corp.

President and Chief Executive Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: rmann@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. TO RECORD OTHER-THAN-TEMPORARY IMPAIRMENT IN FOURTH

QUARTER RELATING TO FANNIE MAE AND FREDDIE MAC PREFERRED STOCK

CANTON, Ohio – January 24, 2005 – Unizan Financial Corp. (NASDAQ: UNIZ), the holding company for Unizan Bank, National Association, announced today that it intends to record an other-than-temporary impairment non-cash after-tax charge of $2.2 million, or $0.10 per diluted share, in the quarter ending December 31, 2004, related to $10.5 million face value of perpetual preferred stock issued by government sponsored entities, Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”). The perpetual preferred stock issues are investment grade securities (AA- by S&P, Aa3 by Moody’s) that are held in the Company’s available-for-sale securities portfolio. Unizan has decided to record this unrealized loss as an other- than-temporary impairment in accordance with generally accepted accounting principles. Prior to this charge, the decline in value of these securities was recorded as an unrealized mark-to-market loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income. Accordingly, the reclassification of the unrealized after-tax loss to an other-than-temporary impairment non-cash charge will not affect total shareholders’ equity.

Unizan Financial Corp. expects to report fourth quarter and full year financial results on Friday morning, February 18, 2005.

About Unizan

Unizan Financial Corp., a $2.7 billion holding company, is a financial services organization headquartered in Canton, Ohio. The company operates 42 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Detroit, Michigan; Mt. Arlington, New Jersey and Indianapolis, Indiana. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.